Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE	September 14, 2012
BUTLER NATIONAL CORPORATION ANNOUNCES FIRST QUARTER FINANCIAL RESULTS AND CONFERENCE CALL

Revenue Increased 11% To $13.5 Million in First Quarter
Net Income Increased 148% To $268,000 in First Quarter

OLATHE, KANSAS, September 14, 2012, - Butler National Corporation (OTC QB: BUKS), a leading manufacturer and provider of support systems for commercial and military aircraft and a recognized provider of management services in diverse business groups including the gaming industry, announces its financial results for the first quarter fiscal 2013 for the period ended July 31, 2012.  In conjunction with the release, the Company has scheduled a conference call Monday, September 17, 2012 at 9:00 AM Central Daylight Time.

What: Butler National Corporation First Quarter Fiscal 2013 Financial Results Conference Call

When: Monday, September 17, 2012 - 9:00 AM Central Daylight Time

How: Live via phone by dialing 800-624-7038. Code: Butler National Corporation.  Participants to the conference call should call in at least 5 minutes prior to the start time.

Clark Stewart, President & CEO, Butler National Corp., will be leading the call and discussing results of the first quarter, the status of new and existing orders, gaming activities and an outlook on the balance of fiscal 2013.

Historical selected financial data related to all operations:

	Quarter Ended July 31			Quarter Ended April 30
	(In thousands)			(In thousands)
	2012	2011	2010	2012	2011	2010
Net Revenue	$ 13,468	$ 12,146	$ 9,546	$ 14,393	$ 12,913	$ 13,173
Operating Income – Net of Non-Controlling interest	745	276	(64)	1,312	598	1,056
Net Income	268	108	(111)	765	32	1,510
Total Assets	41,620	31,107	27,830	40,562	32,158	29,566
Long-term Obligations	8,386	4,623	4,036	8,678	4,940	4,305
Stockholders' Equity	23,544	18,662	16,196	22,604	18,025	16,308
Weighted Average Shares – Diluted	57,528	56,594	55,963	57,194	56,109	55,503
New Product Research and Development Cost	372	408	419	444	433	374

Management Comments

"First quarter fiscal 2013 revenue increased 11% to $13.5 million compared to $12.1 million in the first quarter fiscal 2012. The quarter to quarter increase in revenue reflects additional professional services revenue (up 14%) driven by increased revenue from gaming activities and an increase in aerospace products revenue (up 3%) attributable to increased military support products.  We anticipate future domestic military spending reductions and continued slow growth of the United States economy.  Butler National Corporation is working to overcome these challenges by continuing to drive growth in international markets.  This includes significant efforts in South America, Africa, and Asia.

Our first quarter fiscal 2013 net income increased 148% to $268,000 compared to $108,000 in the first quarter fiscal 2012. The growth in net earnings was driven primarily by strong revenue growth and continued progress with our margin improvement initiatives, including efficiencies in our implementation and operational processes and controlling general and administrative expenses. Our first quarter fiscal 2013 operating margin was 10%, an increase of four percentage points from our margin of 6% in first quarter fiscal 2012.

During the three months ending July 31, 2012, we invested approximately $372,000 in projects focused on the development and acquisition of new products.  We feel this expenditure for the design and development engineering, testing, and certification of new products may help to stabilize our long-term revenue and enhance our profits.

We continue to move confidently throughout fiscal year 2013, planning to build upon our success.  We believe we are well positioned for the future as we focus on serving the needs of our customers and enhancing shareholder value," commented Clark D. Stewart, President of the Company.

Business Segment Highlights

Professional Services:

Revenue from professional services increased 14% to $9.8 million in the three months ended July 31, 2012 from $8.6 million in the three months ended July 31, 2011.  The increase in professional services revenue was driven by increased revenue from gaming activities. Operating income from professional services increased 52% to $828,000 in the three months ended July 31, 2012 from $543,000 in the three months ended July 31, 2011.

Aerospace Products:

Revenue increased 3% from $3.7 million in the three months ended July 31, 2012, compared to $3.5 million in the three months ended July 31, 2011.  This increase is attributable to growth from international markets including special mission projects from South America, Africa, and Asia.  We anticipate future domestic military spending reductions, continued slow growth of the United States economy, and volatility in the aerospace industry including challenges faced by selected aircraft manufacturers. Aerospace products had an operating loss of $83,000 in the three months ended July 31, 2012 compared to an operating loss of $267,000 in the three months ended July 31, 2011.  We are working to overcome this volatility by increasing marketing efforts in international markets and continuing to diversify product offerings.

Backlog:

As of September 3, 2012 our backlog totaled approximately $6.2 million.  The backlog includes firm, pending, and contract orders, which may not be completed within the next fiscal year.  This is consistent with the industry in which modifications services and related contracts may take several months and sometimes years to complete.  There can be no assurance that all orders will be completed or that some may ever commence.

Our Business:

Butler National Corporation operates in the Aerospace Products and Professional Services business segments.  The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing McDonnell Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Beechcraft business aircraft.  Services include electronic monitoring of water pumping stations, temporary employee services, gaming services and administrative management services.

Forward-Looking Information:

The information set forth above includes "forward-looking statements" as outlined in the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934.  Words such as "anticipate," "estimate," "expect," "project," "intend," "may," "plan," "predict," "believe," "should" and similar words or expressions are intended to identify forward-looking statements.  Investors should not place undue reliance on forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.  All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements.  These factors and risks include, but are not limited to the Cautionary Statements and Risk Factors, filed as Exhibit 99 and Section 1A to the Company's Annual Report on Form 10-K, incorporated herein by reference.  Investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:

Reign Strategy and Investment Group
Lou Albert Rodriguez
lou.albert@reigninvestment.com
www.reigninvestment.com

Jim Drewitz, Public Relations
jim@jdcreativeoptions.com
www.jdcreativeoptions.com

Butler National Corporation Investor Relations
Ph (914) 479-9060 Ph (830) 669-2466 Ph (913) 780-9595

THE WORLDWIDE WEB:

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